UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TCW Direct Lending VII LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TCW Direct Lending VII LLC

200 Clarendon Street, 51st Floor

Boston, MA 02116

NOTICE OF CONSENT SOLICITATION

[ ], 2025

Dear Unitholders:

I am writing to you on an important matter relating to your investment in TCW Direct Lending VII LLC, a limited liability company organized under Delaware law (the “Company”).

Pursuant to Section 8.1 of the Company’s Fourth Amended and Restated Limited Liability Company Agreement, dated January 14, 2019 (the “LLC Agreement”), the term of the Company will continue until the sixth anniversary of the Initial Closing Date (as defined in the LLC Agreement), April 13, 2024, unless extended or sooner dissolved as provided in the LLC Agreement or by operation of law. Section 8.1 provides that the term of the Company may be extended for two additional one-year periods upon written notice to the holders of the Units (the “Unitholders”) and the holders of preferred units, if any, at least 90 days prior to the expiration of the term or the end of the first one-year period, as the case may be. Thereafter, the term of the Company may be extended for successive one-year periods, in each case with the vote or consent of a supermajority in interest of the Common Unitholders. Under Section 3.8 of the LLC Agreement, a “supermajority in interest” means a percentage in interest in excess of 66 and 2/3 percent.

On December 20, 2023, the Company’s Board of Directors approved a one-year extension of the Company’s term from April 13, 2024 to April 13, 2025. On January 3, 2025, the Company’s Board of Directors approved a one-year extension of the Company’s term from April 13, 2025 to April 13, 2026. Accordingly, the term of the Company is currently scheduled to expire on April 13, 2026. The Company is seeking approval from the Unitholders to extend the Company’s term for an additional year.

This Consent Solicitation Statement, the accompanying Notice of Consent Solicitation and the accompanying Written Consent Form (collectively, the “Consent Solicitation”) are being furnished to all Unitholders, in connection with a solicitation of the Unitholders to act without a meeting.

Unitholders are being asked to consider and consent to the following proposal (the “Proposal”):

•	To approve the extension of the Company’s term for an additional year through April 13, 2027.

The Board of Directors has authorized the Company to issue the Consent Solicitation to the Unitholders.

The solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent Form.

In accordance with Section 3.8 of the LLC Agreement, your consent to the Proposal will be deemed conclusively granted upon our receipt of your executed Written Consent Form. You may change your Written Consent Form by returning a later-dated, signed Written Consent Form, in accordance with the instructions in the Written Consent Form, so that it is received by the Company before 5:00 p.m. New York Time on [__], 2025 (the “Expiration Date”). The Company reserves the right to solicit and accept consents after the Expiration Date.

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You can submit your written consent or written objection to the Proposal in any of the following ways:

·	by DocuSign;

·	by electronic mail — be sure to sign and date the enclosed Written Consent Form, then scan it and email it to the email address provided on the Written Consent Form; or

·	by facsimile – be sure to sign and date the enclosed Written Consent Form, then transmit it to the number provided on the Written Consent Form

Whichever method you choose, please read the enclosed Consent Solicitation Statement carefully before you vote. If you should have any questions about this Notice of Consent Solicitation, please contact James Bold at james.bold@tcw.com or (212) 771-4522 or David Wang at david.wang@tcw.com or (213) 244-0048. For questions regarding the Consent Solicitation materials, please contact TCW Client Services at ssfclientservice@tcw.com or (213) 244-0020.

By Order of the Board of Directors,

/s/ Richard T. Miller

Richard T. Miller

President

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The Consent Solicitation Statement is dated [ ], 2025, and is first being sent to the Unitholders on or about [ ], 2025.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSAL OR RELATED FOLLOW-ON TRANSACTIONS DESCRIBED IN THE CONSENT SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSAL, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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TCW DIRECT LENDING VII LLC

200 Clarendon Street, 51st Floor

Boston, MA 02116

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement is furnished to all holders of Common Units in connection with a solicitation of consents authorized by the Board of Directors (the “Board” and each member thereof, a “Director” and collectively, the “Directors”) of TCW Direct Lending VII LLC, a limited liability company organized under Delaware law (the “Company”), related to the Proposal described herein.

Pursuant to Section 8.1 of the Company’s Fourth Amended and Restated Limited Liability Company Agreement, dated January 14, 2019 (the “LLC Agreement”), the term of the Company will continue until the sixth anniversary of the Initial Closing Date (as defined in the LLC Agreement), April 13, 2024, unless extended or sooner dissolved as provided in the LLC Agreement or by operation of law. Section 8.1 provides that the term of the Company may be extended for two additional one-year periods upon written notice to the holders of the Units (the “Unitholders”) and the holders of preferred units, if any (together with the Unitholders, the “Members”), at least 90 days prior to the expiration of the term or the end of the first one-year period, as the case may be. Thereafter, the term of the Company may be extended for successive one-year periods, in each case with the vote or consent of a supermajority in interest of the Common Unitholders. Under to Section 3.8 of the LLC Agreement, a “supermajority in interest” means a percentage in interest in excess of 66 and 2/3 percent.

On December 20, 2023, the Company’s Board of Directors approved a one-year extension of the Company’s term from April 13, 2024 to April 13, 2025. On January 3, 2025, the Company’s Board of Directors approved a one-year extension of the Company’s term from April 13, 2025 to April 13, 2026.

On the recommendation of TCW Asset Management Company LLC (the “Adviser”), the Company is seeking Unitholder approval for the extension of the term for an additional year through April 13, 2027. The Adviser believes that additional time is needed to allow for orderly wind down of the Company’s remaining investments.

This Consent Solicitation Statement, the accompanying Notice of Consent Solicitation and the accompanying Written Consent Form (collectively, the “Consent Solicitation”) are being furnished to all Unitholders, in connection with a solicitation of the Unitholders to act without a meeting.

Unitholders are being asked to consider and consent to the following proposal (the “Proposal”):

•	The approval of the extension of the term of the Company for an additional year (through April 13, 2027).

The Board of Directors has authorized the Company to issue the Consent Solicitation to the Unitholders.

The Board of Directors was not requested to make, and therefore has not made, a recommendation to Unitholders whether to approve the Proposal. The Board of Directors, however, has decided to authorize the solicitation of consent by notice rather than calling a meeting of Unitholders, in order to eliminate the costs and management time involved in holding a meeting. Pursuant to Section 18-302(d) of the Delaware Limited Liability Company act (the “Act”), unless otherwise provided in a company’s governing instrument, on any matter that is to be voted on by the Unitholders, the Unitholders may take such action without a meeting and without a vote if consented to, in writing, or by electronic transmission by Unitholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Common Units in the Company entitled to vote thereon were present and voted.

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Section 3.8 of the LLC Agreement, in pertinent part states:

Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. Any Units held by the Adviser shall be voted by or on behalf of the Adviser in the same proportion as the Units not held by the Adviser are voted. Except as expressly provided herein, no class of, or enumerated category of, Members shall be entitled to vote or consent separately as a class with respect to any matter. For these purposes, a “majority in interest” shall mean a percentage in interest in excess of 50%, and a “Supermajority in Interest” shall mean a percentage in interest in excess of 66 2/3%.

Unitholders as of the close of business on [__], 2025 (the “Record Date”) are entitled to submit a Written Consent Form. Unitholders representing at least 66 and 2/3 percent of the outstanding Common Units as of the close of business on the Record Date must consent to the Proposal for it to be approved. As of the Record Date, the Company had 13,734,100 Common Units outstanding and approximately [__] beneficial holders of such Common Units. The Consent Solicitation materials (consisting of this Consent Solicitation Statement, the Notice of Consent Solicitation and the Written Consent Form) are being sent to all Unitholders on or about [__], 2025.

Unitholders who wish to consent or object must submit their properly completed and executed Written Consent Forms by electronic mail, facsimile, or DocuSign, in each case in accordance with the instructions on the Written Consent Form. The Company reserves the right (but is not obligated) to accept any Written Consent Form received by any other reasonable means or in any form that reasonably evidences the consent or objection to the Proposal.

Your consent will be deemed effective when received. However, you may change your Written Consent Form by returning a later-dated, signed Written Consent Form, in accordance with the instructions in the Written Consent Form, so that it is received before the Expiration Date. The Company reserves the right to solicit and accept consents after the Expiration Date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY OR THE COMMODITY FUTURES TRADING COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSAL OR RELATED FOLLOW-ON TRANSACTIONS DESCRIBED IN THE CONSENT SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSAL, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Requests for copies of this Consent Solicitation should be directed to TCW Client Services at ssfclientservice@tcw.com or (213) 244-0020.

The final results of the Consent Solicitation will be published in a Current Report on Form 8-K by the Company. This Consent Solicitation and the Form 8-K will constitute notice of taking of action without a meeting, as permitted by applicable law and Section 3.8 of the LLC Agreement.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of Written Consent Forms and changes to Written Consent Forms will be determined by the Company in its sole discretion, which determination will be final and binding.

Changes of Written Consents

Written Consent Forms may be changed by returning a later-dated, signed Written Consent Form to the Company, in accordance with the instructions in the Written Consent Form, so that it is received prior to the Expiration Date. No Written Consent Forms may be changed after the Expiration Date. The Company reserves the right to solicit and accept consents after the Expiration Date.

Solicitation of Consents

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The Company is sending you this Consent Solicitation Statement in connection with its solicitation of the Unitholders’ consent to the Proposal. The Adviser will pay for the costs of the solicitation. Neither the Company nor the Adviser has retained a solicitor for this purpose.

No Appraisal or Dissenters’ Rights

Under applicable Delaware law, the non-consenting Unitholders are not entitled to appraisal or dissenters’ rights with respect to the Proposal, and the Company will not independently provide the Unitholders with any such right.

Non-Votes and Objections

Because approval of the Proposal requires consent from the holders of a supermajority of the Common Units, non-votes (essentially, holders of Common Units who do not respond) and objections have the effect of a vote against the Proposal.

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GENERAL INFORMATION ABOUT THE PROPOSAL

The following questions and answers briefly address some commonly asked questions about the Proposal in connection with which your consent is being solicited. The following questions and answers do not include all the information that is important to the Unitholders. We urge Unitholders to carefully read this entire Consent Solicitation Statement, as well as the Notice of Consent Solicitation, the Written Consent Form and the other documents referred to in this Consent Solicitation Statement.

Q.       WHAT AM I BEING ASKED TO CONSIDER AND VOTE ON AT THE MEETING?

A.       The matter to be considered and consented to is:

•       The approval of the extension of the term of the Company for an additional year (through April 13, 2027).

Q.       WHY IS THE COMPANY PROVIDING UNITHOLDERS WITH THE OPPORTUNITY TO CONSENT OR OBJECT TO THE PROPOSAL?

A.       Section 3.8 of the Company’s Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) provides that any action that would otherwise require or permit a vote by Unitholders may be approved by such Unitholders through a written consent process. Such a consent solicitation process must provide the Unitholders with the opportunity to consent or object to the proposed action.

As of the close of business on [__], 2025, there were 13,734,100 Common Units issued and outstanding and entitled to consent.

Q.       WHY AM I BEING ASKED TO APPROVE THE PROPOSAL?

A.       TCW Asset Management Company LLC (the “Adviser”) believes that additional time and capital are needed to allow for orderly wind down of the Company’s remaining investments. The Adviser is working actively with the management of these remaining portfolio companies to explore strategic alternatives or to allow them to repay the outstanding loans made by the Company, but the Adviser does not believe that it can liquidate these portfolio investments at what it considers to be a reasonable price.

Expiration of the term would prevent the Company from continuing, if necessary, to use its existing liquidity to support existing portfolio companies with follow-on investments. The Adviser believes its continued ability to make such investments also improves the Company’s negotiating position with respect to those investments, whether or not any such follow-ons are ultimately made. In addition, if the term is not extended, the Company believes it will lose its ability to maintain its credit facility through its current maturity date, which would require the Company to call investor capital and would likely impair the Company’s ability to continue its operations and manage its investments.

Q.       WHAT EFFECT WILL THE PROPOSAL HAVE ON THE COMPANY’S INVESTMENT OBJECTIVE OR FEES BORNE BY UNITHOLDERS?

A.       The Company’s investment objective will not be affected by consenting to the Proposal. If the Proposal is approved and the Company’s term is extended for an additional year, the Company will continue to pay management fees at the same management fee rate. See “Management and Service Providers – the Adviser – Management Fee” below.

Q.       WHAT IS REQUIRED IN ORDER FOR THE PROPOSAL TO PASS?

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A.       The extension of the term of the Company by one year requires the affirmative vote in excess of 66 and 2/3 percent of the Company’s outstanding membership units. Each Common Unit is entitled to one vote for the Proposal.

Q.       HOW DOES THE BOARD OF DIRECTORS SUGGEST THAT I VOTE?

A.       The Board was not requested to make a recommendation with respect to the Proposal and, therefore, has not made any recommendation (either FOR or AGAINST) with respect to the Proposal regarding the extension of the Company’s term.

Q.       WHAT WILL HAPPEN IF THE PROPOSAL IS NOT APPROVED?

A.       If the consents of holders of more than 66 and 2/3 percent of the Common Units are not received, the Proposal will not pass and the Board will consider various alternatives for the remaining portfolio investments, which may include a premature sale of the portfolio holdings, a forced liquidation of a portfolio company, or the use of a liquidating trust, among other options. The Adviser considers these potential actions as less favorable for the long-term interest of Unitholders compared to the proposed extension.

Q.       WHO IS SOLICITING MY CONSENT?

A.       In this proxy statement, the Company and the employees of the Adviser will solicit your consent with respect to the Proposal described herein.

Q.       WHAT DO I NEED TO DO NOW?

A.       You should carefully read this entire Consent Solicitation Statement, as well as the Notice of Consent Solicitation, the Written Consent Form and the other documents referred to in this Consent Solicitation Statement. You should consider how the Proposal will affect you as a Unitholder. If desired, you should then complete and return your Written Consent Form prior to 5:00 p.m. New York Time [__], 2025 (the “Expiration Date”) in accordance with the instructions set forth herein and on the Written Consent Form.

Q.       MAY I CHANGE MY WRITTEN CONSENT FORM AFTER I SUBMITTED IT?

A.       Yes. You may change your Written Consent Form by returning a later-dated, signed Written Consent Form to the Company, in accordance with the instructions in the Written Consent Form, so that it is received prior to the Expiration Date. No submitted Written Consent Forms may be changed after the Expiration Date. The Company reserves the right to solicit and accept consents after the Expiration Date.

Q.       WHO PAYS FOR THIS SOLICITATION OF CONSENTS?

A.       The Adviser will pay for the costs of the solicitation.

Q.       WHO CAN HELP ANSWER MY QUESTIONS?

A.       If you have questions about the Proposal, please contact James Bold at james.bold@tcw.com or (212) 771-4522 or David Wang at david.wang@tcw.com or (213) 244-0048. If you need additional copies of the Consent Solicitation materials, you should contact TCW Client Services at ssfclientservice@tcw.com or (213) 244-0020.

Q.       CAN I VIEW THE CONSENT SOLICITATION ON THE INTERNET?

A.       Yes. The Consent Solicitation is available on the internet at [__].

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This information summarizes information that is included in more detail in the Consent Solicitation Statement. We urge you to read the Consent Solicitation Statement carefully.

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SUMMARY OF THE CONSENT SOLICITATION STATEMENT

This summary highlights selected information from this Consent Solicitation Statement and does not contain all of the information that is important to you. To better understand the Proposal for which consent is being solicited, you should carefully read this entire Consent Solicitation Statement, as well as the Notice of Consent Solicitation, the Written Consent Form and the other documents referred to in this Consent Solicitation Statement. See also the section entitled “Where You Can Find More Information.”

THE PROPOSAL: EXTENSION OF THE TERM OF THE COMPANY FOR ONE ADDITIONAL YEAR

Under the LLC Agreement, the Company’s initial term was for six years and was scheduled to expire on April 13, 2024 (i.e., the sixth anniversary of the Company’s initial closing date, as defined in the LLC Agreement). The LLC Agreement further allowed the Board of Directors to extend the term of the Company for two successive one-year terms. On December 20, 2023 and January 3, 2025, the Board approved each of those one-year extensions. Accordingly, the term of the Company is currently scheduled to expire on April 13, 2026, and the LLC Agreement provides that any further extensions must again be approved by a Supermajority of members (meaning members holding more than 66 and 2/3 percent of the outstanding units).

On the recommendation of the Adviser, the Company is seeking Unitholder approval for the extension of the term for an additional year through April 13, 2027. The Adviser believes that additional time and capital are needed to allow for orderly wind down of the Company’s remaining investments. The Adviser is working actively with the management of these remaining portfolio companies to explore strategic alternatives or to allow them to repay the outstanding loans made by the Company, but the Adviser does not believe that it can liquidate these portfolio investments at what it considers to be a reasonable price.

As of September 30, 2025, the Company had an investment portfolio valued at $669.6 million, consisting of 45 debt investments with 15 obligors and 17 equity investments; all of the equity investments were with existing debt obligors. The Adviser continues to actively manage the investment portfolio to explore and consider alternatives for the liquidation of the remaining portfolio holdings. The Adviser continues to maintain a positive view on the portfolio’s appreciation potential.

Further, in December 2024, the Unitholders approved a proposal that, notwithstanding expiration of the period for follow-on investments, would allow the Company to use its existing liquidity on hand to make additional follow-on investments in existing portfolio companies up to an aggregate amount not to exceed an amount equal to 10% of the aggregate cumulative amounts invested or committed for investment by the Company during the Commitment Period, such that the Company is permitted to make follow-on investments of up to $254.8 million. Since that time, four portfolio companies have been fully exited at par. Currently, any follow-on investments would be limited to the $43.6 million of remaining capacity under the aggregate $254.8 million cap. Any follow-on capital requirements in excess of the $43.6 million in remaining capacity would require approval of a majority in interest of the Unitholders. It is important to note that the Company does not expect to call additional investor capital to make the potential follow-on investments, and instead plans to use existing cash and excess availability under Company’s credit facility that have been reserved for this purpose.

Expiration of the term would prevent the Company from continuing, if necessary, to use its existing liquidity to support existing portfolio companies with follow-on investments. The Adviser believes its continued ability to make such investments also improves the Company’s negotiating position with respect to those investments, whether or not any such follow-ons are ultimately made. In addition, if the term is not extended, the Company believes it will lose its ability to maintain its credit facility through its current maturity date, which would require the Company to call investor capital and would likely impair the Company’s ability to continue its operations and manage its investments.

If Unitholders do not approve the proposed extension, the Board will consider various alternatives for the remaining portfolio investments, which may include a premature sale of the portfolio holdings, a forced liquidation of a portfolio company, or the use of a liquidating trust, among other options. The Adviser considers these potential actions as less favorable for the long-term interest of Unitholders compared to the proposed extension.

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No Dissenters’ Rights

There are no applicable dissenters’ rights applicable to Unitholders with respect to this Proposal.

Required Consent for the Proposal

The Proposal will be conclusively deemed approved as soon as holders representing in excess of 66 and 2/3 percent of the outstanding Common Units have returned consents approving the Proposal.

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WRITTEN CONSENT IN LIEU OF MEETING OF UNITHOLDERS

General

The Company is furnishing this Consent Solicitation Statement to the Unitholders as part of the solicitation of consents for use in connection with the proposed action by written consent of Unitholders without a meeting. This Consent Solicitation Statement is first being sent to the Unitholders on or about [    ], 2025. This Consent Solicitation Statement provides you with information you need to know to be able to consent (or object) to the proposed action.

Expiration Date

To be eligible to be counted, Written Consent Forms must be received by the Company at any time prior to 5:00 p.m. New York Time, on [__], 2025 (the “Expiration Date”). The Company reserves the right to solicit and accept consents after the Expiration Date.

Method and Cost of Solicitation

The Consent Solicitation (consisting of this Consent Solicitation Statement, the Notice of Consent Solicitation and the Written Consent Form) is being sent to all Unitholders on or about [   ], 2025.

The Company is sending you this Consent Solicitation in connection with its solicitation of the Unitholders’ consent to the Proposal. [TCW Asset Management Company LLC (the “Adviser”)] will pay for the costs of solicitation.

Power to Consent or Object

Unitholders as of [__], 2025 are entitled to submit a Written Consent Form.

Holders of in excess of 66 and 2/3 percent of Common Units outstanding as of the close of business on [__], 2025 must consent to the Proposal for it to be approved. As of [__], 2025, the Company had 13,734,100 Common Units outstanding and approximately [__] beneficial holders of such Common Units.

You may change your Written Consent Form by returning a later-dated, signed Written Consent Form, in accordance with the instructions in the Written Consent Form, so that it is received before the Expiration Date. The Company reserves the right to solicit and accept consents after the Expiration Date

Giving Consent

Unitholders who wish to consent or object must submit their properly completed and executed Written Consent Forms by DocuSign, electronic mail or facsimile, in each case in accordance with the instructions on the Written Consent Form. The Company reserves the right (but is not obligated) to accept any Written Consent Form received by any other reasonable means or in any form that reasonably evidences the consent or objection to either Proposal.

Changing Your Written Consent

Written Consent Forms may be changed by returning a later-dated, signed Written Consent Form, in accordance with the instructions in the Written Consent Form, so that it is received prior to the Expiration Date. No Written Consent Forms may be changed after the Expiration Date. The Company reserves the right to solicit and accept consents after the Expiration Date

Who Can Answer Your Questions About Consent

If you have questions about the Proposal, please contact James Bold at james.bold@tcw.com or (212) 771-4522 or David Wang at david.wang@tcw.com or (213) 244-0048. If you need additional copies of the Consent Solicitation materials, you should contact TCW Client Services at ssfclientservice@tcw.com or (213) 244-0020.

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You may also obtain additional information about the Company from documents filed with the Securities and Exchange Commission, or the SEC, by following the instructions in the section entitled “Where You Can Find More Information.”

No Appraisal Rights

Under applicable Delaware law, the non-consenting Unitholders are not entitled to appraisal rights with respect to the Proposal, and the Company will not independently provide the Unitholders with any such right.

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MANAGEMENT AND SERVICE PROVIDERS

The Adviser

The Adviser and Advisory Agreement

The Company’s investment activities are managed by the Adviser, which is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of the Board, the Adviser manages the Company’s day-to-day operations of, and provides investment advisory and management services to, the Company, pursuant to the Advisory Agreement.

The Adviser is a Delaware limited liability company registered with the SEC under the Advisers Act, and has been since 1970. The Adviser is a wholly owned subsidiary of The TCW Group, Inc. and, together with its affiliated companies, manages or has committed to manage approximately $195 billion of assets as of December 31, 2024. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles.

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Company’s investments and monitoring the Company’s portfolio companies on an ongoing basis.

Under the Advisory Agreement, the Adviser

•	determines the composition of the Company’s portfolio, the nature and timing of the changes to the portfolio and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of the Company’s investments (including performing due diligence on prospective portfolio companies);

•	determines the assets the Company will originate, purchase, retain or sell;

•	closes, monitors and administers the investments the Company makes, including the exercise of any rights in the Company’s capacity as a lender; and

•	provides the Company such other investment advice, research and related services as it may, from time to time, require.

The Adviser’s services under the Advisory Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to the Company are not impaired.

Under the Advisory Agreement, the Adviser receives a management fee and an incentive fee from the Company as described below.

Unless earlier terminated as described below, the Advisory Agreement will remain in effect for a period of two years from its effective date and will remain in effect from year to year thereafter if approved annually by (i) the vote of the Company’s Board, or by the vote of a majority of the Company’s outstanding voting securities, and (ii) the vote of a majority of the Company’s Independent Directors. The Advisory Agreement will automatically terminate in the event of an assignment by the Adviser. The Advisory Agreement may be terminated by either party, or by a vote of the majority of the Company’s outstanding voting units, without penalty upon not less than 60 days’ prior written notice to the applicable party.

Management Fee

Under the Advisory Agreement, the Company will pay to the Adviser, quarterly in arrears, a management fee (the “Management Fee”) calculated as follows: 0.375% (i.e., 1.50% per annum) of the average gross assets of the Company on a consolidated basis, with the average determined based on the gross assets of the Company as

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of the end of the three most recently completed calendar months. “Gross assets” means the amortized cost of portfolio investments of the Company (including portfolio investments purchased with borrowed funds and other forms of leverage, such as Preferred Units, public and private debt issuances, derivative instruments, repurchase agreements and other similar instruments or arrangements) that have not been sold, distributed to the Members, or written off for tax purposes (but reduced by any portion of such cost basis that has been written down to reflect a permanent impairment of value of any portfolio investment), and excluding cash and cash equivalents. The Management Fee payable for any partial month or quarter will be appropriately pro-rated. The “Commitment Period” of the Company began on April 13, 2018 and ended on May 16, 2021.

The total Management Fee earned by the Adviser for 2024 was $14.1 million.

Incentive Fee

In addition, the Adviser will receive an incentive fee (the “Incentive Fee”) as follows:

(i)	First, no Incentive Fee will be owed until the Unitholders have collectively received cumulative distributions pursuant to this clause (i) equal to their aggregate capital contributions to the Company in respect of all units;

(ii)	Second, no Incentive Fee will be owed until the Unitholders have collectively received cumulative distributions equal to a 9% internal rate of return on their aggregate capital contributions to the Company in respect of all units (the “Hurdle”);

(iii)	Third, the Adviser will be entitled to an Incentive Fee out of 100% of additional amounts otherwise distributable to Unitholders until such time as the cumulative Incentive Fee paid to the Adviser is equal to 20% of the sum of (a) the amount by which the Hurdle exceeds the aggregate capital contributions of the Unitholders in respect of all Units and (b) the amount of Incentive Fee being paid to the Adviser pursuant to this clause (iii); and

(iv)	Thereafter, the Adviser will be entitled to an Incentive Fee equal to 20% of additional amounts otherwise distributable to Unitholders, with the remaining 80% distributed to the Unitholders.

The Incentive Fee will be calculated on a cumulative basis and the amount of the Incentive Fee payable in connection with any distribution (or deemed distribution) will be determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the Unitholders.

If the Advisory Agreement terminates early for any reason other than (i) the Adviser voluntarily terminating the agreement or (ii) the Company terminating the agreement for cause (as set out in the Advisory Agreement), the Company will be required to pay the Adviser a final incentive fee payment (the “Final Incentive Fee Payment”). The Final Incentive Fee Payment will be calculated as of the date the Advisory Agreement is so terminated and will equal the amount of Incentive Fee that would be payable to the Adviser if (A) all of the Company’s investments were liquidated for their current value (but without taking into account any unrealized appreciation of any portfolio investment), and any unamortized deferred portfolio investment-related fees were deemed accelerated, (B) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (C) the remainder were distributed to Unitholders and paid as Incentive Fee in accordance with the “waterfall” (i.e., clauses (a) through (d)) described above for determining the amount of the Incentive Fee. The Company will make the Final Incentive Fee Payment in cash on or immediately following the date the Advisory Agreement is so terminated.

Adviser Return Obligation

After the Company has made its final distribution of assets in connection with its dissolution, if the Adviser has received aggregate payments of Incentive Fees in excess of the amount the Adviser was entitled to receive pursuant to “Incentive Fee” above, then the Adviser will return to the Company, on or before 90 days after such final distribution of assets, an amount equal to such excess (the “Adviser Return Obligation”). Notwithstanding the preceding sentence, in no event will the Adviser be required to return to the Company an amount greater than the aggregate Incentive Fees paid to the Adviser, reduced by the excess of (i) the aggregate federal, state and local income tax liability the Adviser incurred in connection with the payment of such Incentive Fees, over (ii) an amount equal to the U.S. Federal and

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state tax benefits available to the Adviser by virtue of the payment made by the Adviser pursuant to its Adviser Return Obligation.

Administration Agreement

The Company has entered into an Administration Agreement with the Adviser, which serves as the Administrator, under which the Administrator (or one or more delegated service providers) oversees the maintenance of the Company’s financial records and otherwise assists on the Company’s compliance with business development company and registered investment company rules, prepares reports to the Company’s Unitholders, monitors the payment of the Company’s expenses and the performance of other administrative or professional service providers, and generally provides the Company with administrative and back office support. The Company will reimburse the Administrator for expenses incurred by it on the Company’s behalf in performing its obligations under the Administration Agreement. Amounts paid pursuant to the Administration Agreement are subject to the annual cap on operating expenses described below.

Organizational and Operating Expenses

All investment professionals and staff of the Adviser, when and to the extent engaged in providing the Company investment advisory and management services (which exclude services provided pursuant to the Administration Agreement), and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser.

The Company, and indirectly the Unitholders, will bear (including by reimbursing the Adviser or Administrator) all other costs and expenses of the Company’s operations, administration and transactions, including, without limitation, organizational and offering expenses (up to 10 basis points of capital commitments), management fees, costs of reporting required under applicable securities laws, legal fees of the Company’s counsel and accounting fees. However, the Company will not bear more than an amount equal to 12.5 basis points of the aggregate commitments per annum (pro-rated for partial years) for the Company’s costs and expenses other than offering and organizational expenses and ordinary operating expenses (“Company Expenses”), including amounts paid to the Administrator under the Administration Agreement and reimbursement of expenses to the Adviser. All expenses that the Company will not bear will be borne by the Adviser or its affiliates. Notwithstanding the foregoing, the cap on Company Expenses does not apply to payments of the Management Fee, Incentive Fee, organizational and offering expenses (which are subject to the separate cap described above), amounts payable in connection with the Company’s borrowings (including interest, bank fees, legal fees and other transactional expenses related to any borrowing or borrowing facility and similar costs), and certain other costs and expenses including those relating to the Company’s valuation, liquidation, taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Adviser or the Administrator).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with the Adviser and Potential Conflicts of Interest

The Company, the Adviser and the Company’s respective direct or indirect Members, partners, officers, Directors, employees, agents and affiliates may be subject to certain potential conflicts of interest in connection with the Company’s activities and investments. For example, the terms of the Adviser’s management and incentive fees may create an incentive for the Adviser to approve and cause the Company to make more speculative investments than it would otherwise make in the absence of such fee structure.

The Adviser’s Private Credit Team is separated from those partners and employees of the Adviser and its affiliates involved in the management of the investments of other funds and other accounts (the “Other Employees”) by an ethical wall, and accordingly, the Other Employees may be unable to make certain material information available to the Private Credit Team. In addition, the Adviser’s other funds and separate accounts may take positions in securities and/or issuers that are in a different part of the capital structure of an issuer or adverse to the Company.

The members of the senior management and investment teams and the investment committee of the Adviser serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as the

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Company, or of investment funds managed by the Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the Company’s best interests or in the best interest of the Unitholders. For example, Mr. Miller and the other members of the investment committee have management responsibilities for other investment funds, accounts or other investment vehicles managed by the Adviser or its affiliates.

The Company’s investment objective may overlap with the investment objectives of such investment funds, accounts or other investment vehicles. For example, the Adviser concurrently manages accounts that are pursuing an investment strategy similar to the Company’s strategy, and the Company may compete with these and other entities managed by affiliates of the Adviser for capital and investment opportunities. As a result, those individuals at the Adviser may face conflicts in the allocation of investment opportunities between the Company and other investment funds or accounts advised by principals of, or affiliated with, the Adviser. The Adviser has agreed with the Board that, when the Company is able to co-invest with other investment funds or accounts managed by the Adviser, allocations among the Company and other investment funds or accounts will generally be made based on capital available for investment in the asset class being allocated to the extent consistent with the 1940 Act. The Company expects that available capital for its investments will be determined based on the amount of cash on-hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and diversification requirements and other investment policies and restrictions set by the Board or as imposed by applicable laws, rules, regulations or interpretations. In situations where the Company cannot co-invest with other investment funds managed by the Adviser due to the restrictions contained in the 1940 Act, the investment policies and procedures of the Adviser generally require that such opportunities be offered to the Company and such other investment funds on an alternating basis. However, there can be no assurance that the Company will be able to participate in all investment opportunities that are suitable to it. The Company and the Adviser have received an Exemptive Order from the SEC that permits the Company to co-invest with affiliates of the Adviser, including private funds managed by the Adviser, if the Board determines that it would be advantageous for the Company to co-invest with other funds managed by the Adviser or its affiliates in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions, as well as regulatory requirements and other pertinent factors.

Certain Business Relationships

Certain of the Company’s current Directors and officers are directors or officers of the Adviser.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth, as of the Record Date, the beneficial ownership of Company units by directors, officers and persons owning beneficially 5% or more of the units of the Company:

Name and Address	Amount of Units Beneficially Owned and Nature of Ownership[1]	Percentage of Class Owned[1]
Independent Directors
David R. Adler	2,500	*
Saverio M. Flemma	2,000	*
R. David Kelly	2,500	*
Andrew Tarica	2,500	*
Sheila A. Finnerty	0	*

Interested Directors
Richard T. Miller	50,000	*

Officers
Andrew Kim	0	*
Chris Marzullo	0	*

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Other Beneficial Owners
NLGI US Private Debt Fund I P.O. Box 609, 2nd floor, Strathvale House, 90 North Church Street, Grand Cayman, Cayman Islands, KYI-1107	4,290,000	31.24%

Lockheed Martin Corporation Master Retirement Trust 6901 Rockledge Drive, 9th Floor, Bethesda, MD 20817-1814	1,200,000	8.74%

The Church Pension Fund 19 East 34th Street, New York, NY 1001	1,000,000	7.28%

Minnesota State Board of Investment 60 Empire Drive, Suite 355 St. Paul MN 55103-3555	1,000,000	7.28%

Nationwide Mutual Insurance Company One Nationwide Plaza 01-05-705, Columbus, Ohio, 43215	750,000	5.46%

*	Less than 1% individually and in the aggregate with all directors and officers.

(1)	The number of Common Units are those beneficially owned as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any units as to which a person has sole or shared voting power or investment power and any units which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The percentages used herein are calculated based upon 13,734,100 Common Units outstanding, which reflects the number of Common Units issued and outstanding as of the Record Date.

DELIVERY OF DOCUMENTS TO UNITHOLDERS

Unitholders sharing an address will each receive a copy of the Consent Solicitation. However, only one Consent Solicitation is being delivered to multiple Unitholders sharing an address, if such Unitholders have given their consent. Unitholders sharing an address can request delivery of a single copy of any consent solicitation materials in the future by contacting the financial institution through which the Unitholder holds the Common Units.

The Company will deliver promptly upon written or oral request a separate copy of the Consent Solicitation Statement to a Unitholder at a shared address to which a single copy of the documents was delivered. Unitholders may request a separate copy of a Consent Solicitation Statement by contacting TCW Client Services at ssfclientservice@tcw.com or (213) 244-0020.

If a Unitholder wishes to receive a separate consent solicitation statement in the future, the Unitholder may notify the Company by contacting the financial institution through which the Unitholder holds the Common Units.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT SOLICITATION MATERIALS

The Consent Solicitation Materials contain important information and are available on the internet at [__], by email by contacting TCW Client Service at ssfclientservice@tcw.com, by writing to Investor Relations, TCW Direct Lending VII LLC, 200 Clarendon Street, 51st Floor, Boston, MA 02116 or calling (877) 896-3191.

Unitholders are encouraged to access and review all Advisory Solicitation Materials prior to submitting their Ballot Form.

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WHERE YOU CAN FIND MORE INFORMATION

The Company files reports and other information with the SEC as required by the Securities Exchange Act of 1934. You can read the Company’s SEC filings, including this Consent Solicitation, over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by electronic request at the following e-mail address: publicinfo@sec.gov.

If you have questions about the Proposal for which consent has been solicited herein, please contact James Bold at james.bold@tcw.com or (212) 771-4522 or David Wang at david.wang@tcw.com or (213) 244-0048. If you would like additional copies of this Consent Solicitation Statement, you should contact TCW Client Service at ssfclientservice@tcw.com or (213) 244-0020.

If you are a Unitholder of the Company and would like to request documents, please do so by [__], 2025, in order to receive them before the Expiration Date. If you request any documents, the Company will send them to you by email.

This document is a Consent Solicitation Statement of the Company for the proposed actions by written consent. We have not authorized anyone to give any information or make any representation about the Proposal that is different from, or in addition to, that contained in this Consent Solicitation Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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INSTRUCTIONS TO WRITTEN CONSENT FORM

READ THE CONSENT SOLICITATION STATEMENT. THEN, PLEASE DO ONE OF THE FOLLOWING:

RETURN YOUR WRITTEN CONSENT FORM BY DOCUSIGN

Check the appropriate boxes on the written consent form below, then sign and promptly return it via DocuSign.

RETURN YOUR WRITTEN CONSENT FORM BY ELECTRONIC MAIL

Check the appropriate boxes on the written consent form below, then sign and date it.

Scan it electronically and promptly return it by electronic mail to ssfclientservice@tcw.com.

RETURN YOUR WRITTEN CONSENT FORM BY FACSIMILE

Check the appropriate boxes on the written consent form below, then sign and date it and promptly return it by facsimile to the attention of TCW Client Services at (213) 244-0238.

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FORM OF CONSENT OF UNITHOLDER

TCW DIRECT LENDING VII LLC

CONSENT OF UNITHOLDER

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a unitholder of TCW Direct Lending VII LLC (the “Company”), (i) acknowledges receipt of the Notice of Consent Solicitation dated [__], 2025 and the accompanying Consent Solicitation Statement dated [__], 2025, and (ii) votes in the manner designated below all of the common units of the Company held by the undersigned.

This consent, when properly executed, will apply in the manner specified below.

Please carefully review the Consent Solicitation Statement delivered with this consent. The Consent Solicitation Materials contain important information and are available on the internet at [__], by email by contacting TCW Client Service at ssfclientservice@tcw.com, by writing to Investor Relations, TCW Direct Lending VII LLC, 200 Clarendon Street, 51st Floor, Boston, MA 02116 or calling (877) 896-3191.

Proposal: To approve the extension of the Company’s term for an additional year through April 13, 2027.

Please specify your vote by an “X” in the appropriate space below.

Consent [ ] Object [ ] Abstain [ ]

Please complete, sign and date this written consent and return it at or before 5:00 p.m., Eastern Time, on [_], 2025. This consent may be executed and delivered by DocuSign or by email to ssfclientservice@tcw.com or by fax to (213) 244-0238.

UNITHOLDER NAME

By:
Name:
Title:

Date:

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Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, California 94111

Telephone (415) 856-7000

1(415) 856-7007

davidhearth@paulhastings.com

December 19, 2025

Via Edgar

United States Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Re:	TCW Direct Lending VII LLC (File No. 814-01246)

Ladies and Gentlemen:

On behalf of TCW Direct Lending VII LLC, attached for filing pursuant to Rule 14a-6(a) under the Securities Exchange Act of 1934, as amended, is a preliminary proxy statement in connection with the planned solicitation of written consents from holders of units in the registrant to take action without a meeting of those unitholders.

Please direct any comments or questions regarding this filing to the undersigned at (415) 856-7007.

Very truly yours,

/s/ DAVID A. HEARTH

David A. Hearth

of Paul Hastings LLP

cc:            TCW Asset Management Company LLC (w/encls.)

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